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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectuses constituting part of this Amendment No. 7 to the registration statement (Form S-2 No. 333-14761) (the "Registration Statement") of our report dated February 15, 2001, relating to the financial statements of First Fortis Life Insurance Company, which appears in such Prospectuses. We also consent to the use in the Statement of Additional Information constituting part of this Registration Statement of our report dated April 6, 2001, relating to the financial statements of First Fortis Life Insurance Company Variable Account A, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP


Minneapolis, Minnesota
April 13, 2001